Exhibit 99.1

FOR IMMEDIATE RELEASE Thursday, July 7, 2016	INVESTOR RELATIONS CONTACT: Ashlee Kishimoto (808) 838-5421 Ashlee.Kishimoto@HawaiianAir.com
MEDIA RELATIONS CONTACT: Alison Croyle (808) 835-3886 Alison.Croyle@HawaiianAir.com

Hawaiian Airlines Reports June 2016 Traffic Statistics and Updates Expected Second Quarter Metrics

HONOLULU – Hawaiian Airlines, Inc., a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA), has announced its system-wide traffic statistics for the month of June, second quarter and year to date. It also updated its expectations for certain second quarter financial metrics.

SYSTEM-WIDE OPERATIONS1

JUNE	2016	2015	% CHANGE
PAX	969,607	950,761	2.0%
RPMS (000)	1,374,952	1,294,685	6.2%
ASMS (000)	1,596,972	1,538,321	3.8%
LF	86.1%	84.2%	1.9 pts.

SECOND QUARTER	2016	2015	% CHANGE
PAX	2,755,935	2,659,531	3.6%
RPMS (000)	3,847,065	3,590,510	7.1%
ASMS (000)	4,551,094	4,441,648	2.5%
LF	84.5%	80.8%	3.7 pts.

YEAR-TO-DATE	2016	2015	% CHANGE
PAX	5,402,884	5,181,826	4.3%
RPMS (000)	7,389,122	6,938,120	6.5%
ASMS (000)	8,919,188	8,671,330	2.9%
LF	82.8%	80.0%	2.8 pts.

PAX	Passengers transported
RPM	Revenue Passenger Miles; one paying passenger transported one mile
ASM	Available Seat Miles; one seat transported one mile
LF	Load Factor; percentage of seating capacity filled
1 Includes the operations of contract carriers under capacity purchase agreements.

Second Quarter 2016 Outlook

The Company has revised its expectations for the quarter ending June 30, 2016 provided in its First Quarter 2016 Earnings Release on April 21, 2016.

Specifically, the Company expects its revenue per available seat mile (ASM) and cost per ASM excluding fuel to be at the favorable end of prior guidance ranges.

The table below summarizes the Company’s revised expectations for the quarter ending June 30, 2016, expressed as an expected change compared to the results for the quarter ended June 30, 2015 (the results for which are presented for reference).

	Second Quarter
Item	2015	Prior Guidance	Revised Guidance
Cost per ASM Excluding Fuel (cents)	8.27	Up 3.5% to up 6.5%	Up 3.5% to up 4.5%
Operating Revenue Per ASM (cents)	12.86	Down 1.5% to up 1.5%	Up 1% to up 2%
Gallons of jet fuel consumed (millions)	58.0	Up 1% to up 3%	Up 2.5% to up 3.5%
Economic fuel cost per gallon	$2.23	$1.50 to $1.60	$1.53 to $1.58

The Company believes that economic fuel expense is the best measure of the effect of fuel prices on the business as it most closely approximates the net cash outflow associated with the purchase of fuel for operations in a period and is consistent with how management manages the business and assesses operating performance. The Company defines economic fuel expense as raw fuel expense plus (gains)/losses realized through actual cash payments to/(receipts from) hedge counterparties for fuel hedge derivatives settled in the period inclusive of costs related to hedging premiums.

Safe Harbor Statement

This investor update contains forward-looking statements that reflect the Company’s current views with respect to certain current and future events and financial performance including but not limited to statements regarding the Company’s operating revenue per available seat mile, cost per available seat mile excluding fuel, gallons of jet fuel consumed and economic fuel cost per gallon, each for the quarter ending June 30, 2016. These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment which may cause the Company’s actual results for the quarter ending June 30, 2016 to be materially different from any expected results, expressed or implied, in these forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized. Additional information on risk factors that could potentially affect the Company’s operations and financial results may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and subsequent filings with the Securities Exchange Commission.

About Hawaiian Airlines

Hawaiian® has led all U.S. carriers in on-time performance for each of the past 12 years (2004-2015) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the highest of all domestic airlines serving Hawai‘i.

Now in its 87th year of continuous service, Hawaiian is Hawai‘i’s biggest and longest-serving airline, as well as the largest provider of passenger air service from its primary visitor markets on the U.S. Mainland. Hawaiian offers non-stop service to Hawai‘i from more U.S. gateway cities (11) than any other airline, along with service from Japan, South Korea, China, Australia, New Zealand, American Samoa and Tahiti. Hawaiian also provides approximately 160 jet flights daily between the Hawaiian Islands, with a total of more than 200 daily flights system-wide.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow updates on Twitter about Hawaiian (@HawaiianAir) and its special fare offers (@HawaiianFares), and become a fan on its Facebook page (Hawaiian Airlines).

For media inquiries, please visit Hawaiian Airlines’ online newsroom.